ON POINT RESOURCES, LLC

3602 S. Garland Rd.
Enid, OK 73703
580-822-1145

1/28/22

US Energy Corporation
675 Bering, Ste. 100
Houston, TX 77057

Attn: Ryan Smith, CEO

Re: USEG 4Q 2021 Reserve Report "as of" 1/01/22

Dear Ryan:

As per your request, I have evaluated remaining reserves for properties in Louisiana, North Dakota, New Mexico, Oklahoma, Texas, and Wyoming. Production was updated for all the leases through 11/21 and reserve projections reviewed and revised as needed. Two new economic cases were added to the economic database based on analysis of the financials from the Fieldpoint acquisition. The Thomas 1-20 located in Pontotoc County, OK and the Webster Field Unit in Harris County, TX were added. This report's economic value as of January 1, 2022 uses the SEC 4Q2021 first day of the month price forecast averaged over the prior 12 months as confirmed by industry websites and documented in an attachment. A summary table with each well's value along with other reports including the calculation of average OPEX and price differentials through 11/30/21 in support of this 4Q21 evaluation.

PROVED RESERVE VALUE "As Of" January 1, 2022

Total Proved Res	**(PV10%)**	**$20,631,633**	**(1,021,618 BO & 1,938,049 MCF Net)**

PDP RESERVE VALUE "As Of" January 1, 2022

ND Bakken PDP	(PV10%)	$ 9,458,207	(507,351 BO &	884,549 MCF Net)
Gulf Coast PDP	(PV10%)	$ 3,845,032	(180,655 BO &	22,297 MCF Net)
West TX PDP	(PV10%)	$ 3,072,897	(136,845 BO &	542,520 MCF Net)
South TX PDP	(PV10%)	$ 2,302,212	(96,394 BO &	470,469 MCF Net)
Other PDP	(PV10%)	$ 1,953,286	(100,374 BO &	18,214 MCF Net)
Total PDP Reserves	**(PV10%)**	**$20,631,633**	**(1,021,618 BO &**	**1,938,049 MCF Net)**

RANKED BY REGION & RANKED BY OPERATOR

USEG 4Q21 Reserves 1/01/22 "as of" 4Q21 SEC Price	Res Cat	Net MBO	Net MMCF	Net Oil Rev $M	Net Gas Rev $M	Net Otr Rev $M	Net OPEX&Tax $M	Net CAPEX $M	PV(0%) $M	PV(10%) $M	Life Years	
ND BAKKEN USEG REGION	PDP	507.351	884.549	30,848.336	6,924.256	0.000	20,946.666	0.000	16,825.926	9,458.207	40.4	45.8%
GULF COAST USEG REGION	PDP	180.655	22.297	11,428.260	0.000	0.000	5,629.395	0.000	5,798.864	3,845.032	25.3	18.6%
WEST TX USEG REGION	PDP	136.845	542.520	8,925.359	3,545.474	0.000	7,162.651	0.000	5,308.183	3,072.897	31.2	14.9%
SOUTH TX USEG REGION	PDP	96.394	470.469	6,221.098	1,690.455	0.000	3,908.183	0.000	4,003.371	2,302.212	50.0	11.2%
OTHER USEG REGION	PDP	100.374	18.214	6,406.494	51.702	0.000	2,702.799	0.000	3,755.397	1,953.286	50.0	9.5%
Proved Prod Rsv Class & Cat	**PDP TOTAL**	**1,021.618**	**1,938.049**	**63,829.547**	**12,211.888**	**0.000**	**40,349.694**	**0.000**	**35,691.741**	**20,631.633**	**50.0**	**100.0%**
OPERATOR PDP												
ZAVANNA	PDP ND	404.027	689.172	24,467.857	5,954.446	0.000	16,622.160	0.000	13,800.143	7,730.432	30.7	37.5%
NEW HORIZON	PDP GC/ND	221.368	94.993	13,879.546	280.024	0.000	7,274.617	0.000	6,884.952	4,501.338	28.9	21.8%
USEG	PDP W TX WY	110.339	0.000	7,042.983	0.000	0.000	3,505.617	0.000	3,537.366	1,952.600	32.5	9.5%
CIMAREX	PDP W TX	82.296	149.855	5,374.783	1,132.903	0.000	3,715.820	0.000	2,791.866	1,644.777	29.5	8.0%
CONTANGO	PDP S TX	58.791	415.602	3,795.565	1,466.244	0.000	2,430.817	0.000	2,830.991	1,431.452	50.0	6.9%
CML	PDP S TX	36.223	50.404	2,338.562	206.859	0.000	1,411.320	0.000	1,134.101	842.305	21.4	4.1%
MARATHON	PDP W TX	10.493	84.543	687.891	943.505	0.000	831.333	0.000	800.063	425.074	28.6	2.1%
CONOCO	PDP W TX	0.283	302.342	18.273	1,447.613	0.000	731.414	0.000	734.472	387.016	29.3	1.9%
WHITING	PDP ND	13.834	19.256	858.527	194.100	0.000	514.586	0.000	538.040	297.083	38.3	1.4%
MUREX	PDP ND	12.864	18.707	791.919	115.160	0.000	389.314	0.000	517.765	244.639	39.9	1.2%
PETRO-HUNT	PDP ND	19.013	45.963	1,217.999	147.267	0.000	1,070.077	0.000	295.189	200.562	25.9	1.0%
CITATION	PDP OK	10.546	0.000	686.146	0.000	0.000	300.241	0.000	385.905	195.475	32.0	0.9%
PIONEER	PDP W TX	8.478	0.507	554.153	2.280	0.000	233.873	0.000	322.561	175.945	31.2	0.9%
EXTEX	PDP W TX	11.428	5.273	743.509	19.172	0.000	486.683	0.000	275.998	151.201	26.3	0.7%
EOG	PDP ND	7.213	16.593	451.268	105.728	0.000	325.534	0.000	231.462	135.936	38.8	0.7%
ENERPLUS	PDP ND	5.543	7.342	352.291	63.435	0.000	194.405	0.000	221.321	116.964	35.6	0.6%
DENBURY	PDP TX	3.355	0.286	224.115	1.031	0.000	15.756	0.000	209.390	88.982	50.0	0.4%
XTO	PDP ND	2.993	13.412	185.767	57.457	0.000	143.952	0.000	99.272	57.461	40.4	0.3%
MAGNOLIA	PDP S TX	1.379	4.463	86.972	17.353	0.000	66.046	0.000	38.279	28.456	13.2	0.1%
SLAWSON	PDP ND	1.151	1.408	71.422	6.640	0.000	41.416	0.000	36.646	18.823	31.0	0.1%
AMPLIFY	PDP LA	0.000	15.463	0.000	42.863	0.000	37.803	0.000	5.060	4.307	5.3	0.0%
TAPSTONE	PDP OK	0.000	2.465	0.000	7.809	0.000	6.910	0.000	0.899	0.805	3.5	0.0%
Proved Prod Rsv Class & Cat	**PDP TOTAL**	**1,021.618**	**1,938.049**	**63,829.547**	**12,211.888**	**0.000**	**40,349.694**	**0.000**	**35,691.741**	**20,631.633**	**50.0**	**100.0%**

Monthly production was updated through 11/30/21 for almost all the leases in this report. A rigorous analysis of OPEX was done and is provided as an attachment to this report based on net costs from USEG accounting that were "grossed up" for input into the economics program. OPEX was forecast with fixed and variable costs applied to the producing wells based on analysis of 11 months of costs through 11/31/21. A comparison of actual 2021 costs was made to the 4Q21 forecast OPEX costs and documented. Consistent with prior reports, abandonment and salvage costs were not applied for lack of material impact based on analysis of longer well lives and confirmed with USEG management.

Wellhead oil price averaged $62.48/BO throughout the economic life of the properties and included deductions for transportation & quality. Wellhead gas price averaged $6.30/MCF throughout the economic life of the properties and included deductions for marketing, transportation & quality. Supporting 4Q21 documents for price assumptions, differentials and operating costs are included in support of this evaluation.

DIFFERENTIALS SORTED BY STATE & OPERATOR

USEG PRODUCT PRICE DIFFERENTIALS
FOR SEC 4Q2021

ST	OPERATOR	Oil 4Q21 Differential $/BO	Gas & NGL 4Q21 Differential %
LA	AMPLIFY	-$2.00	-23%
ND	ENERPLUS	-$3.00	140%
ND	EOG	-$4.00	77%
ND	MUREX	-$5.00	71%
ND	NEW HORIZON	-$6.35	7%
ND	PETROHUNT	-$2.50	-11%
ND	SLAWSON	-$4.50	31%
ND	WHITING	-$4.50	180%
ND	XTO	-$4.50	19%
ND	ZAVANNA	-$6.00	140%
NM	CIMAREX	-$1.25	110%
NM	CONOCO	-$2.00	33%
NM	EXTEX	-$1.50	1%
NM	MARATHON	-$1.00	210%
NM	USEG	-$1.75	-100%
OK	TAPSTONE	-$1.50	-12%
OK	CITATION	-$1.50	-100%
TX	CML	-$2.00	14%
TX	CONTANGO	-$2.00	-2%
TX	DENBURY	$0.25	0%
TX	NEW HORIZON	-$3.30	-100%
TX	PIONEER	-$1.20	25%
TX	MAGNOLIA/WCS	-$3.50	8%
WY	USEG	-$3.00	-100%

Proven Developed Oil and Gas reserves, as shown in the E-mailed reports, are reserves that geological and engineering data indicate to be recoverable from known oil and gas reservoirs through existing wells with existing operating methods.

The reserves and values included in this report are estimates only and should not be construed as being exact quantities. The reserve estimates were performed using accepted engineering practices and were primarily based on historical rate decline analysis for existing producers. As additional pressure and production performance data becomes available, reserve estimates may increase or decrease in the future. The revenue from such reserves and the actual costs related may be more or less than the estimated amounts. Because of governmental policies and uncertainties of supply and demand, the prices actually received for the reserves included in this report and the costs incurred in recovering such reserves may vary from the price and cost

assumptions referenced. Therefore, in all cases, estimates of reserves may increase or decrease as a result of future operations.

In evaluating the information available for this analysis, items excluded from consideration were all matters as to which legal or accounting, rather than engineering interpretation, may be controlling. As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering data and such conclusions necessarily represent only informed professional judgments.

The title to the property has not been examined nor has the actual degree or type of interest owned been independently confirmed. A field inspection of the properties is not usually considered necessary for the purpose of this report.

Information included in this report includes the graphical decline curves, historical and projected production and cash flow economic results, and miscellaneous individual well information. Additional information reviewed will be retained and is available for review at any time. I can take no responsibility for the accuracy of the data used in the analysis, whether gathered from public sources or otherwise.

Reserve classifications conform to the 2007 SPE/WPC/AAPG/SPEE Petroleum Resource Management System (SPE-PRMS) which are available for review in a 49 page document at www.spee.org/images/PDFs/ReferencesResources/Petroleum_Resources_Management_System_2007.pdf. A 5 page abbreviated summary of the proved reserve classes is attached to the report.

Sincerely,

Don Jacks

STATE OF TEXAS
DONALD C. JACKS
73499
REGISTERED PROFESSIONAL ENGINEER

Don Jacks, Texas Professional Engineer 73499